AMENDED AND RESTATED ADMINISTRATION AGREEMENT

          AMENDED AND RESTATED AGREEMENT made as of July 1, 2016, by and between ROYCE GLOBAL VALUE TRUST, INC., a Maryland corporation (the “Fund”) and ROYCE & ASSOCIATES, LP, a Delaware limited partnership (formerly Royce & Associates, LLC) (the “Administrator”).

WITNESSETH:

          WHEREAS, the Fund is engaged in business as an closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

          WHEREAS, the Fund is responsible for determining the net asset value of its shares and for all of its other operations and for paying all administrative and other costs and expenses attributable to its operations and transactions; and

          WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

          WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth; and

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

ARTICLE I

DUTIES OF THE ADMINISTRATOR

          (a) The Fund hereby employs the Administrator to act as administrator and to furnish, or arrange for affiliates or others to furnish, the administrative services described below, subject to review by and the overall control of the Board of Directors of the Fund (the “Directors”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth in consideration for the reimbursement of its and its affiliates costs and expenses as provided for herein. The Administrator and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

          (b)The Administrator shall perform (or arrange for the performance by affiliates or others of) any and all administrative services, excluding investment advisory services, necessary for the operation of the Fund. In this regard, the Administrator shall provide the Fund with, among other things, administrative, professional, compliance and clerical services; necessary personnel, office space and facilities and equipment; preparation of its prospectuses, statements of additional information, proxy statements, stockholders’ reports and notices and other reports and filings made to and with the Securities and Exchange Commission and/or other regulators; administering stockholder accounts, handling stockholder relations and such other services as the Administrator, subject to review by the Directors, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make quarterly or more frequent reports to the Directors of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

          Investment advisory services are provided to the Fund by Royce & Associates, LP (formerly Royce & Associates, LLC), in its capacity as investment adviser, pursuant to a separate investment advisory agreement (the “Investment Advisory Agreement”).

ARTICLE II

ALLOCATION OF CHARGES AND EXPENSES;

REIMBURSEMENT OF THE ADMINISTRATOR

          Except as otherwise provided in the Investment Advisory Agreement with respect to the services provided thereunder, the Fund alone shall remain responsible for and shall continue to pay or cause to be paid all administrative and other costs and expenses attributable to its operations and transactions. In this regard, the Fund will reimburse the Administrator or its affiliates on a monthly or more frequent basis for any and all costs and expenses that they may pay or incur in providing the administrative services described in Article I, including, without limitation, costs and expenses relating to necessary personnel, rent, telephone, technology and supplies.

ARTICLE III

LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE ADMINISTRATOR

          The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the administration of the Fund, except to the extent of any willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an administrator of the Fund.

          Determinations of whether and the extent to which the Administrator is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Administrator was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties, or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Administrator was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the Investment Company Act) nor parties to the action, suit or other proceeding or (ii) an independent legal counsel in a written opinion.

          As used in this Article III, the term “Administrator” shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and partners, stockholders, members, directors, managers, officers and employees of the Administrator and such affiliates.

ARTICLE IV

ACTIVITIES OF THE ADMINISTRATOR

          The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that Directors, officers, employees and stockholders of the Fund are or may become interested in or associated with the Administrator and its affiliates, as directors, managers, officers, employees, partners, stockholders, members or otherwise, and that the Administrator and directors, managers, officers, employees, partners, stockholders and members of the Administrator and its affiliates are or may become similarly interested in or associated with the Fund as stockholders or otherwise.

ARTICLE V

DURATION AND TERMINATION OF THIS AGREEMENT

          (a) This Agreement shall become effective as of and from July 1, 2016 and shall remain in force and automatically continue from year to year.

          (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Directors or by the vote of a majority of the outstanding voting securities of the Fund, or by the Administrator, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

ARTICLE VI

DEFINITIONS OF CERTAIN TERMS

          The terms “vote of majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE VII

GOVERNING LAW

          This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ROYCE GLOBAL VALUE TRUST, INC. By: /s/ Christopher D. Clark Name: Christopher D. Clark Title: President
ROYCE & ASSOCIATES, LP By: /s/ Christopher D. Clark Name: Christopher D. Clark Title: Chief Executive Officer